                                                                       EXHIBIT 3


                                                          FEDERAL IDENTIFICATION
                                                          NO.   04-2741310
                                                             -------------------


                       THE COMMONWEALTH OF MASSACHUSETTS
                             William Francis Galvin
                         Secretary of the Commonwealth
             One Ashburton Place, Boston, Massachusetts 02108-1512

                        CERTIFICATE OF VOTE OF DIRECTORS
                    ESTABLISHING A CLASS OR SERIES OF STOCK
                    (General Laws, Chapter 156B, Section 26)

We,         James W. Hobbs                              , *President
   -----------------------------------------------------

and         Samuel M. Stein                                 , *Assistant Clerk,
   ---------------------------------------------------------

of          Luxtec Corporation                                                 ,
  ----------------------------------------------------------------------------
                          (EXACT NAME OF CORPORATION)

located at: 99 Hartwell Street, West Boylston, MA 01601                        ,
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                (STREET ADDRESS OF CORPORATION IN MASSACHUSETTS)

do hereby certify that at a meeting of the directors of the corporation held on October 19, 2000, the following vote establishing and designating a class or series of stock and determining the relative rights and preferences thereof was duly adopted:

See attached continuation sheet for vote of the Board of Directors of the Corporation authorizing the Series C Convertible Preferred Stock of the Corporation.






* DELETE THE INAPPLICABLE WORDS.
NOTE: VOTES FOR WHICH THE SPACE PROVIDED ABOVE IS NOT SUFFICIENT SHOULD BE PROVIDED ON ONE SIDE OF SEPARATE 8 1/2 X 11 SHEETS OF WHITE PAPER, NUMBERED 2A, 2B, ETC., WITH A LEFT MARGIN OF AT LEAST 1 INCH.

         RESOLVED, that pursuant to the authority vested in the Board of Directors (the "BOARD") of Luxtec Corporation, a corporation organized and existing under the laws of The Commonwealth of Massachusetts (the "COMPANY"), by the Articles of Organization, the Board does hereby establish a series of preferred stock of the Company from the Company's authorized class of 500,000 shares of $1.00 par value preferred shares (the "PREFERRED STOCK"), such series to consist of 344,864 shares, and does hereby fix and state the voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as follows:

                  1. DESIGNATION AND AMOUNT. The shares of such series of Preferred Stock shall be designated as "Series C Convertible Preferred Stock" (the "SERIES C PREFERRED STOCK"), and the number of shares constituting such series shall be 344,864. The initial issue price of the Series C Preferred Stock shall be $42.76 per share (the "ORIGINAL ISSUE PRICE").

                  2. RANK. The Series C Preferred Stock shall, with respect to dividend distributions and distributions on liquidation, winding up and dissolution, rank (i) senior to the Company's common stock, $.01 par value per share (the "COMMON STOCK"), the Company's Series B Convertible Preferred Stock, $1.00 par value per share (the "SERIES B PREFERRED STOCK") and to each other class or series of Capital Stock of the Company now or hereafter authorized, issued or outstanding which by its terms expressly provide that it is junior to the Series C Preferred Stock or which does not specify its rank (collectively referred to as the "JUNIOR SECURITIES"), (ii) on a parity with each class of Capital Stock or series of Preferred Stock issued by the Company after the date hereof the terms of which have been approved by the requisite percentage of outstanding Series C Shares as provided in SECTION 10 hereof and specifically provide that such class or series will rank on a parity with the Series C Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to as the "PARITY SECURITIES") and (iii) junior to the Company's Series A Preferred Stock, $1.00 par value per share (the "SERIES A PREFERRED STOCK"), the Company's Series D Exchangeable Preferred Stock, $1.00 par value per share (the "SERIES D PREFERRED STOCK") and each other class of Capital Stock or other series of Preferred Stock issued by the Company after the date hereof the terms of which have been approved by the requisite percentage of outstanding Series C Shares as provided in SECTION 10 hereof and which specifically provide that such class or series will rank senior to the Series C Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to as the "SENIOR SECURITIES").

                  3.       DIVIDENDS.

                  (a) DIVIDENDS PAYABLE. The holders of shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, dividends out of the entire assets and funds of the Company legally available therefore. Dividends shall be payable to holders of Series C Preferred Stock at the annual rate of eight percent
(8%) of the Original Issue Price per annum on each outstanding share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and




                                   Exhibit 3-1
the like with respect to such shares). Dividends shall be payable in cash. Dividends shall be payable only to the holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared (the "RECORD DATE"). All dividends paid with respect to shares of Series C Preferred Stock shall be paid PRO RATA to the holders entitled thereto. Dividends on the Series C Preferred Stock shall accrue (whether or not declared and whether or not funds are legally available for the payment thereof) from the Issue Date.

                  (b) PREFERENCE. The holders of shares of the Series C Preferred Stock shall be entitled to receive the dividends provided for in
SECTION 3(a) hereof in preference to and in priority over any dividends upon any Junior Securities.

                  (c) PARITY. The holders of shares of the Series C Preferred Stock shall be entitled to receive the dividends provided for in
SECTION 3(a) hereof on a PRO RATA basis with respect to any dividends upon any Parity Securities.

                  4.       LIQUIDATION PREFERENCE.

                  (a) AMOUNT PAYABLE. Upon any Liquidation Event with respect to the Company, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to the greater of (i) $50.50 for each share outstanding (as adjusted for any stock splits, stock dividends, recapitalizations or the like), plus an amount in cash equal to all accrued but unpaid dividends thereon, to the date of such Liquidation Event or (ii) the amount the holders of shares of Series C Preferred Stock would have received had such holders converted their shares of Series C Preferred Stock into shares of Common Stock immediately prior to such Liquidation Event (such greater amount, the "LIQUIDATION PREFERENCE"). Payment of the Liquidation Preference to each holder of Series C Preferred Stock shall be made prior to the payment of any amounts in respect of any Junior Security. If the assets of the Company are not sufficient to pay in full the Liquidation Preference payable to the holders of outstanding shares of the Series C Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series C Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

                  (b) LIQUIDATION EVENT. "LIQUIDATION EVENT" shall mean, with respect to any Person, any of the following events: (i) the commencement by such Person of a voluntary case under the bankruptcy laws of the United States, as now or hereafter in effect, or the commencement of an involuntary case against such Person with respect to which the petition shall not be controverted within 15 days, or be dismissed within 60 days, after commencement thereof; (ii) the appointment of a custodian for, or the taking charge by a custodian of, all or substantially all of the property of such Person; (iii) the commencement by such Person of any proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (iv) the commencement against such Person of any proceeding set forth in the preceding clause (iii), which is not controverted within 10 days thereof and dismissed within 60 days after the commencement thereof; (v) the adjudication of such Person




                                   Exhibit 3-2
insolvent or bankrupt, or the adoption by such Person of a plan of liquidation, (vi) the occurrence of any Change of Control with respect to such Person or (vii) the filing of a certificate of dissolution in respect of the Company with the Secretary of State of The Commonwealth of Massachusetts; in any of cases (i) through (vi) above, in a single transaction or series of related transactions.

                  5. CONVERSIONS. The holders of shares of Series C Preferred Stock shall have the following conversion rights:

                  (a) RIGHT TO CONVERT. Subject to the terms and conditions of this SECTION 5, the holder of any share or shares of Series C Preferred Stock shall have the right at any time subsequent to the amendment of the Articles of Organization increasing the number of authorized shares of Common Stock to 50,000,000, at its option at any time prior to automatic conversion as set forth in SECTION 5(o) or mandatory redemption as set forth in SECTION 6, to convert any such shares of Series C Preferred Stock (except that upon any liquidation of the Company the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series C Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series C Preferred Stock to be so converted by $1,069 and (ii) dividing the result by the conversion price of $42.76 or, in case of an adjustment of such price has taken place pursuant to the further provisions of this SECTION 5, then by the conversion price as last adjusted and in effect at the date of any share or shares of Series C Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "CONVERSION PRICE"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series C Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of the Series C Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                  (b) ISSUANCE OF CERTIFICATES; TIME CONVERSION EFFECTED. Promptly after the receipt of the written notice referred to in SECTION 5(a) and surrender of the certificate or certificates for the share or shares of Series C Preferred Stock to be converted, the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series C Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Company and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series C Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.



                                   Exhibit 3-3

                  (c) FRACTIONAL SHARES; DIVIDENDS; PARTIAL CONVERSION. Subject to the last sentence hereof, no fractional shares shall be issued upon conversion of Series C Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Company shall pay in cash an amount equal to all dividends declared and unpaid, if any, on the shares of Series C Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in SECTION 5(b). In case the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered pursuant to
SECTION 5(a) exceeds the number of shares converted, the Company shall, upon such conversion, execute and deliver to the holder, at the expense of the Company, a new certificate or certificates for the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this SECTION 5(c), be delivered upon such conversion, the Company, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series C Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Company.

                  (d) ADJUSTMENT OF PRICE UPON ISSUANCE OF COMMON STOCK. Except as provided in SECTION 5(e), if and whenever the Company shall issue or sell, or is, in accordance with SECTIONS 5(d)(1) through 5(d)(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price of the Series C Preferred Stock in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price thereof shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price and (b) the consideration, if any, received by the Company upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale, which number of shares for purposes of both SECTIONS (i) and (ii) above shall include the number of shares of Common Stock that would be outstanding if all outstanding Convertible Securities were converted to Common Stock.

                  For purposes of this SECTION 5(d), the following SECTIONS 5(d)(1) to 5(d)(7) shall also be applicable:

                           (1) ISSUANCE OF RIGHTS OR OPTIONS. In case at any time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Capital Stock or any stock or debt or equity security convertible into or exchangeable for Capital Stock (such warrants, rights or options being called "OPTIONS" and such convertible or exchangeable stock or securities being called "CONVERTIBLE SECURITIES") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the



                                   Exhibit 3-4

         Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in SECTION 5(d)(3), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities.

                           (2) ISSUANCE OF CONVERTIBLE SECURITIES. In case the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, PROVIDED, that (a) except as otherwise provided in
         SECTION 5(d)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this SECTION 5(d), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                           (3) CHANGE IN OPTION PRICE OR CONVERSION RATE. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in SECTION 5(d)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in
         SECTION 5(d)(1) or 5(d)(2), or the rate at which Convertible Securities referred to in SECTION 5(d)(1) or 5(d)(2) are convertible into or exchangeable for Common Stock shall change at any time



                                    Exhibit 3-5

         (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion
         Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; PROVIDED, HOWEVER, that no adjustment pursuant to this SECTION 5(d)(3) shall result in an increase in the Conversion Price; PROVIDED, FURTHER, that no termination of any such Option or any such right to convert or exchange such Convertible Securities shall result in any change in the Conversion Price.

                           (4) STOCK DIVIDENDS. In case the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                           (5) CONSIDERATION FOR STOCK. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, net of any expenses incurred and any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, net of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

                           (6) RECORD DATE. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                           (7) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this SECTION 5(d).

                  (e) CERTAIN ISSUES OF COMMON STOCK EXCEPTED. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the




                                   Exhibit 3-6

Conversion Price due to any issuances of Common Stock pursuant to the exercise or conversion of Convertible Securities and Options outstanding on the Issue Date.

                  (f) SUBDIVISION OR COMBINATION OF COMMON STOCK. In case the Company shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to SECTION 5(d) by reason thereof.

                  (g) REORGANIZATION OR RECLASSIFICATION. If any capital reorganization or reclassification of the Capital Stock of the Company shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series C Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock theretofore receivable upon conversion.

                  (h) NOTICE OF ADJUSTMENT. Upon any adjustment of the Conversion Price then, and in each such case, the Company shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Series C Preferred Stock at the address of such holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which calculation is based.

                  (i)      OTHER NOTICES. In case at any time:

                           (1) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                           (2) the Company shall offer for subscription PRO RATA to the holders of its Common Stock any additional shares of stock of any class or other rights;

                           (3) there shall be any capital reorganization or reclassification of the Capital Stock of the Company, or a consolidation or merger of the Company with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets, or any other Change of Control; or

                           (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;




                                   Exhibit 3-7
then, in any one or more of said cases, the Company shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Series C Preferred Stock at the address of such holder as shown on the books of the Company, (a) at least twenty (20) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

                  (j) STATUS OF COMMON STOCK ISSUED UPON CONVERSION. The Company covenants that all shares of Common Stock which shall be issued upon conversion of the Series C Preferred Stock shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price. The Company will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

                  (k) NO REISSUANCE OF SERIES C PREFERRED STOCK. Shares of Series C Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

                  (l) ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of Series C Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, PROVIDED, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series C Preferred Stock which is being converted.

                  (m) CLOSING OF BOOKS. The Company will at no time close its transfer books against the transfer of any Series C Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C Preferred Stock in any manner which interferes with the timely conversion of such Series C Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

                  (n) DEFINITION OF COMMON STOCK. As used in this SECTION 5, the term "COMMON STOCK" shall mean the Company's authorized Common Stock, par value $.01 per share, as constituted on the date of filing of these terms of the Series C Preferred Stock, and shall



                                   Exhibit 3-8
also include any Capital Stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; PROVIDED, that the shares of Common Stock receivable upon conversion of shares of Series C Preferred Stock shall include only shares designated as Common Stock of the Company on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in SECTION 5(g).

                  (o) AUTOMATIC CONVERSION. At any time subsequent to the amendment of the Articles of Organization increasing the number of authorized shares of Common Stock to 50,000,000, each share of Series C Preferred Stock shall automatically convert to shares of Common Stock at the then applicable Conversion Price (prior to giving effect to any sale of shares pursuant to the public offering) upon the earlier of (i) the Company's consummation of a firm commitment public offering of shares of Common Stock underwritten by a mutually acceptable investment bank pursuant to an effective registration statement under the Securities Act in which the aggregate price paid for such shares by the public shall be at least $25,000,000 and which such offering implies a post-offering equity valuation of the Company of at least $100,000,000, and (ii) the date specified by written consent or agreement of the holder of a majority of the Series C Preferred Stock voting together as a single class. The holders of shares of Series C Preferred Stock so converted may deliver to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Company shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to SECTION 5(c). Until such time as a holder of shares of Series C Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

                  (p) The Company will not, by amendment of its Articles of Organization or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this SECTION 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the shares of Series C Preferred Stock against impairment.

                  6. MANDATORY REDEMPTION. On June 3, 2005 (the "REDEMPTION DATE"), the Company shall redeem any and all outstanding shares of Series C Preferred Stock, out of funds legally available therefor, at a redemption price per share equal to one hundred percent (100%) of the Original Issue Price for each share outstanding (as adjusted for any stock splits, stock dividends, recapitalizations or the like), plus an amount in cash equal to all accrued but unpaid dividends thereon as of such date.



                                   Exhibit 3-9

                  7.       PROCEDURE FOR REDEMPTION.

                  (a) NOTICE. In the event that the Company shall redeem shares of Series C Preferred Stock pursuant to SECTION 6 hereof, the Company shall mail notice of such redemption by first-class mail, postage prepaid, and mailed not less than thirty (30) days nor more than sixty (60) days prior to the Redemption Date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Company; PROVIDED, HOWEVER, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Company has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (i) the Redemption Date; (ii) the number of shares of Series C Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date.

                  (b) RIGHT OF THE HOLDERS. Notice by the Company having been mailed as provided in SECTION 7(a) hereof, and PROVIDED, that on or before the Redemption Date funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds, in trust for the PRO RATA benefit of the holders of the shares of Series C Preferred Stock so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of Series C Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series C Preferred Stock, and all rights of the holders thereof as stockholders of the Company (except the right to receive the applicable redemption price on the Redemption Date and any accrued and unpaid dividends from the Company to Redemption Date) shall cease, unless the Company defaults in the payment of the redemption price on the Redemption Date, in which case all rights of the holders of Series C Preferred Stock shall continue until the redemption price is paid and the holders shall have the rights of the terms of the Series C Preferred Stock set forth herein. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and a notice by the Company shall so state), such shares shall be redeemed by the Company at the applicable redemption price as aforesaid.

                  8. REACQUIRED SHARES. Shares of Series C Preferred Stock that have been issued and reacquired in any manner, including shares reacquired by purchase or redemption, shall (upon compliance with any applicable provisions of the laws of The Commonwealth of Massachusetts) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and, subject to the approval of the holders of at least a majority of the then outstanding Shares of Series C Preferred Stock, may be redesignated and reissued as part of any series of Preferred Stock other than the Series C Preferred Stock.

                  9.       VOTING RIGHTS AND OBSERVATION RIGHTS.

                  (a) The holders of the Shares of Series C Preferred Stock shall be entitled to vote with the holders of Common Stock on all matters submitted to a vote of the holders of Common Stock, including the election of directors. Each holder of Shares of Series C Preferred




                                   Exhibit 3-10

Stock shall be entitled to such number of votes on any such matter as such holder would possess if such holder converted such Shares of Series C Preferred Stock to shares of Common Stock at the then-applicable Conversion Price.

                  (b) The Company agrees that any holder of fifty-one percent (51%) or more of the shares of Series C Preferred Stock issued on the Issue Date and the permitted transferees of such purchaser (collectively, the "PRIMARY PURCHASER"), for so long as it holds any of the Series C Shares purchased by it on the Issue Date (including shares of Common Stock into which such Series C Shares have been converted), may, from time to time, appoint a representative to attend meetings of the Board of Directors of the Company (and any committee or subcommittee thereof) as an observer (the "OBSERVER"). The Observer shall not be entitled to vote, but shall be entitled to participate in any such meeting; PROVIDED, that the Observer shall not be entitled to participate in discussions or receive materials relating predominantly to the Observer or its Affiliates. Neither the holders of the Series C Preferred Stock nor the Observer shall have any duties, responsibilities or liability by virtue of attendance at such meetings or the failure to attend the same.

                  (c) The Company shall send to the Observer the notice of the time and place of each meeting of the Board of Directors of the Company (and any committee or subcommittee thereof) in the same manner and at the same time as it shall send such notice to its directors or committee members, as the case may be. The Company shall also provide to the Observer copies of all notices, reports, minutes and consents at the time and in the manner as they are provided to the Board of Directors or committee.

                  10. SPECIAL CONSENT RIGHTS. At any time when twenty percent (20%) or more of the shares of Series C Preferred Stock issued on the Issue Date are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Company is required by law, by the terms of the Series C Preferred Stock set forth herein and in addition to any other vote required by law or by the terms of the Series C Preferred Stock set forth herein, without limitation of the other rights, restrictions and protections contained in the terms of the Series C Preferred Stock set forth herein or otherwise available to holders of shares of Series C Preferred Stock, the Company shall not take any of the following actions without the affirmative written consent of the holders of a majority of the then outstanding Series C Shares given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series:

                  (a) alter, change or amend (by merger or otherwise) any of the rights, preferences or privileges of the Series C Preferred Stock;

                  (b) amend, restate, alter, modify or repeal (by merger or otherwise) the Articles of Organization or Bylaws of the Company, including, without limitation, amending, restating, modifying or repealing (by merger or otherwise) (i) any certificate of vote of resolution of the Board, including this resolution of the Series C Preferred Stock, establishing a class or series of stock relating to any series of Preferred Stock or (ii) any of the rights, preferences and privileges of any other class of Capital Stock or the terms or provisions of any Option or Convertible Security;




                                   Exhibit 3-11

                  (c) (i) create, authorize or issue Senior Securities, Parity Securities, Supervoting Securities or shares of any such class or series (including, but not limited to, any authorized but unissued shares of Series C Preferred Stock); (ii) create, authorize or issue any securities (including Convertible Securities) convertible into, or exercisable, redeemable or exchangeable for, shares of Senior Securities, Parity Securities, or Supervoting Securities; (iii) increase or decrease the authorized number of shares of Series C Preferred Stock; or (iv) increase or decrease the authorized number of shares of any class or series of Senior Securities, Parity Securities, Supervoting Securities or shares of any such class or series;

                  (d) create, authorize or issue any Junior Securities or any securities (including Convertible Securities) convertible into, or exercisable, redeemable or exchangeable for, Junior Securities, in each case either (i) at a price below the Original Issue Price of the Series C Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) or (ii) at a price which implies a value per share of Common Stock below the Conversion Price of the Series C Preferred Stock in effect immediately prior to the time of such creation, authorization or issuance;

                  (e) (i) initiate or suffer to exist any Liquidation Event with respect to the Company, (ii) merge or consolidate with any other Person such that the holders of shares of the Company's Capital Stock immediately prior to such transaction become the beneficial owners, in the aggregate, of less than fifty percent (50%) of the voting securities of the surviving Person immediately after the transaction (determined on a fully-diluted basis assuming the conversion of all Convertible Securities of such Person) or (iii) otherwise discontinue or dispose of more than 10% of the assets of its business;

                  (f) initiate or suffer to exist any recapitalization of the Company, or reclassify any authorized Capital Stock of the Company into any other class or series of Capital Stock of the Company;

                  (g) declare or pay any dividend or make any distribution (including, without limitation, by way of redemption, purchase or other acquisition) with respect to shares of Capital Stock of the Company or any securities convertible into or exercisable, redeemable or exchangeable for any share of Capital Stock of the Company (including, without limitation, any such Convertible Security) directly or indirectly, whether in cash, obligations or shares of the Company; except for the declaration of a dividend for the sole purpose of effectuating a stock split with respect to the Company's Common Stock;

                  (h) redeem any shares of the Company's Capital Stock;

                  (i) acquire, in one or a series of transactions, any equity ownership interest, by way of merger or otherwise, in any Person, or any asset or assets of any Person, where the aggregate consideration payable in connection with such acquisition (including, without limitation, cash consideration, the fair market value of any securities and the net present value of any deferred consideration) is at least $2,000,000;




                                    Exhibit 3-12

                  (j) make any material change in the nature of its business as conducted on the Issue Date;

                  (k) sell, transfer, convey, lease or dispose of, outside the ordinary course of business, any material assets or properties of the Company, whether now or hereafter acquired, in any transaction or transactions that call for payments in excess of $500,000;

                  (l) establish or purchase any Subsidiary or invest in any Affiliate, other than a Subsidiary that is (i) wholly-owned by the Company on the Issue Date or (ii) wholly-owned by another Subsidiary that is wholly-owned by the Company on the Issue Date;

                  (m) enter into any agreements, transactions or leases not in the ordinary course of the Company's business as conducted on the Issue Date, that call for payments in excess of $500,000;

                  (n) grant or suffer to exist any material lien, other than liens which arise in the ordinary course of the Company's business as conducted on the Issue Date;

                  (o) (i) incur any Indebtedness in excess of $500,000, except Indebtedness of up to $17,000,000 pursuant to the Existing Financing, or (ii) enter into, amend, extend or restate any loan agreement, guaranty, capital lease or other borrowing arrangement with respect to Indebtedness in excess of $500,000; or

                  (p) become a party to leases (whether capital leases or operating leases) during any fiscal year with respect to which the present value of all payments due during the term of such leases in the aggregate (determined using a discount rate of ten percent (10%)) exceed $500,000.

                  11. RIGHT TO AMEND. Subject to the provisions of the Massachusetts Business Corporation Law the terms of the Series C Preferred Stock set forth herein may be amended, altered or repealed only with the prior written consent of the holders of at least two-thirds of the then outstanding shares of Series C Preferred Stock; PROVIDED, that no such modification or amendment may, without the consent of each holder of the then outstanding shares of Series C Preferred Stock (a) change the Redemption Date of the Series C Preferred Stock,
(b) reduce the Original Issue Price or Liquidation Preference of, or dividends on, the Series C Preferred Stock or (c) reduce the percentage of outstanding shares of Series C Preferred Stock necessary to modify or amend the terms of the terms of the Series C Preferred Stock set forth herein or to grant waivers therefor.

                  12. DEFINITIONS. For the purposes of this resolution, the following terms shall have the meanings indicated (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                  "AFFILIATE" shall mean, with respect to a specified Person,
(a) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, (b) any other Person that owns, directly or indirectly, five percent (5%) or more of such specified person's Capital Stock, (c) any employee or director of such specified Person, (d) any member of the family of any Person specified in clauses (a), (b), and (c), or (e)




                                Exhibit 3-13
any corporation, limited liability company, partnership, trust or other entity in which any Person set forth in clauses (a), (b), (c) or (d) above, or member of the family of any such Person, is a director, officer, trustee, partner or holder of more than five percent (5%) of the outstanding Capital Stock thereof. For the purposes of this definition, "CONTROL," when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

                  "ARTICLES OF ORGANIZATION" means the Articles of Organization of the Company, as amended.

                  "BENEFICIAL OWNER" shall have the meaning ascribed to such term or the term "BENEFICIAL OWNERSHIP" in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

                  "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

                  "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                  "CHANGE OF CONTROL" shall be deemed to have occurred upon (a) the consummation of a tender for or purchase of more than fifty percent (50%) of the Company's Common Stock by a third party, excluding the initial public offering by the Company of any class of its Common Stock, (b) a merger, consolidation or sale of all or substantially all of the assets of the Company such that the stockholders of the Company immediately prior to the consummation of such transaction possess less than fifty percent (50%) of the voting securities of the surviving entity immediately after the transaction (determined on a fully-diluted basis assuming the conversion of all Convertible Securities of such Person) or (c) the sale or transfer by either John F. Rooney or Michael
K. Bayley of more than twenty percent (20%) of his respective shares of Capital Stock of the Company, in any of cases (a), (b) or (c) in a single transaction or series of transactions.

                  "COMMON STOCK" shall have the meaning set forth in SECTION 2 hereof, or, with respect to SECTION 5 hereof, the meaning set forth in SECTION 5(n) hereof.

                  "COMPANY" means Luxtec Corporation, a Massachusetts corporation.




                                   Exhibit 3-14

                  "CONVERSION PRICE" shall have the meaning set forth in SECTION 5(a) hereof.

                  "CONVERTIBLE SECURITY" shall have the meaning set forth in
SECTION 5(d)(1) hereof.

                  "EXISTING FINANCING" shall mean the Credit Agreement dated as of June 4, 1999 between the Company, State Street Bank and Trust Company and all related security agreements, guaranties and other loan documents, as amended and as in effect on the Issue Date.

                  "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which are in effect as of the Issue Date.

                  "INDEBTEDNESS" shall mean, as to any Person without duplication, (a) all items which, in accordance with GAAP, would be included as a liability on the balance sheet of such Person and its Subsidiaries (including any obligation of such Person to the issuer of any letter of credit for reimbursement in respect of any drafts drawn under such letter of credit), (b) capital lease obligations of such Person and (c) all obligations of other Persons that such Person has guaranteed, including, without limitation, all obligations of such Person consisting of recourse liabilities with respect to accounts receivable sold or otherwise disposed of by such Person.

                  "ISSUE DATE" shall mean February [ ], 2001.

                  "JUNIOR SECURITIES" shall have the meaning set forth in
SECTION 2 hereof.

                  "LIQUIDATION PREFERENCE" shall have the meaning set forth in
SECTION 4(a) hereof.

                  "LIQUIDATION EVENT" shall have the meaning set forth in
SECTION 4(b) hereof.

                  "OPTIONS" shall have the meaning set forth in SECTION 5(d)(1) hereof.

                  "ORIGINAL ISSUE PRICE" shall have the meaning set forth in
SECTION 1 hereof.

                  "PARITY SECURITIES" shall have the meaning set forth in
SECTION 2 hereof.

                  "PERSON" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "PRIMARY PURCHASER" shall have the meaning set forth in
SECTION 9(b) hereof.

                  "RECORD DATE" shall have the meaning set forth in SECTION 3(a) hereof.

                  "REDEMPTION DATE" shall have the meaning set forth in SECTION 6 hereof.

                  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                  "SENIOR SECURITIES" shall have the meaning set forth in
SECTION 2 hereof.

                  "SERIES A PREFERRED STOCK" shall have the meaning set forth in
SECTION 2 hereof.



                                  Exhibit 3-15

                  "SERIES B PREFERRED STOCK" shall have the meaning set forth in
SECTION 2 hereof.

                  "SERIES C PREFERRED STOCK" shall have the meaning set forth in
SECTION 1 hereof.

                  "SERIES D. PREFERRED STOCK" shall have the meaning set forth in SECTION 2 hereof.

                  "SERIES C SHARES" means shares of Series C Convertible Preferred Stock, $1.00 par value, of the Company.

                  "SUBSIDIARY" shall mean, as to the Company, any corporation, limited liability company or partnership of which more than fifty percent (50%) of the outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors or other such governing body of such corporation (irrespective of whether or not at the time equity of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company, or by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

                  "SUPERVOTING SECURITIES" shall mean any class or series of the Company's Capital Stock the holders of which have the right to cast more than one vote per share and/or have the right to elect one or more members of the Board of Directors, voting as a class or series.

























                                   Exhibit 3-16

SIGNED UNDER THE PENALTIES OF PERJURY, this 27th day of February, 2001,

     /s/ James W. Hobbs                                        , *President
---------------------------------------------------------------
  James W. Hobbs

     /s/ Samuel M. Stein                                     , *Assistant Clerk.
-------------------------------------------------------------
  Samuel M. Stein

*DELETE THE INAPPLICABLE WORDS.

                                                          FEDERAL IDENTIFICATION
                                                          NO.   04-2741310
                                                             -------------------


                       THE COMMONWEALTH OF MASSACHUSETTS
                             William Francis Galvin
                         Secretary of the Commonwealth
             One Ashburton Place, Boston, Massachusetts 02108-1512

                           CERTIFICATE OF CORRECTION
                    (General Laws, Chapter 156B, Section 6A)


1.   Exact name of corporation: Luxtec Corporation

2. Document to be corrected: Certificate of Vote of Directors Establishing A Class of Series of Stock

3. The above mentioned document was filed with the Secretary of the Commonwealth on February 27, 2001.

4.   Please state the inaccuracy or defect in said document:
     Defined term "Issue Date" of Section 12 (Definitions) incorrectly states as follows:
     "'Issue Date' shall mean February [ ], 2001."





5.   Please state corrected version of the document:
     Defined term "Issue Date" of Section 12 (Definitions) should state as follows:
     "'Issue Date' shall mean March 2, 2001."





NOTE: THIS CORRECTION SHOULD BE SIGNED BY THE PERSON(S) REQUIRED BY LAW TO SIGN THE ORIGINAL DOCUMENT.


SIGNED UNDER THE PENALTIES OF PERJURY, this 2nd day of March, 2001,

  /s/ James W. Hobbs                             , *President / *Vice President,
-------------------------------------------------

  /s/ Samuel M. Stein           , *Clerk / *Assistant Clerk / *Incorporator(s).
--------------------------------

*DELETE THE INAPPLICABLE WORDS.
NOTE: IF THE INACCURACY OR DEFECT TO BE CORRECTED IS NOT APPARENT ON THE FACE OF THE DOCUMENT, MINUTES OF THE MEETING SUBSTANTIATING THE ERROR MUST BE FILED WITH THE CERTIFICATE. ADDITIONAL INFORMATION MAY BE PROVIDED ON SEPARATE 8 1/2 X 11 SHEETS OF WHITE PAPER WITH A LEFT MARGIN OF AT LEAST 1 INCH.